Filed pursuant to Rule 424(b)(3)

Registration No. 333-237358

PROSPECTUS

LIANLUO SMART LIMITED

This prospectus relates to the resale from time to time by the Selling Shareholder identified in this prospectus under the caption “Selling Shareholder” of up to 118,750 of our $0.021848 par value Class A common shares, or the Resale Shares, issuable upon exercise of certain outstanding warrants issued and sold by us. We are not selling any Class A common shares under this prospectus and will not receive any proceeds from the sale of the Resale Shares by the Selling Shareholder.

The Resale Shares may be sold by the Selling Shareholder to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. The Resale Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices. For additional information regarding the methods of sale you should refer to the section entitled “Plan of Distribution” in this prospectus.

Our Class A common shares are listed on the Nasdaq Capital Market under the symbol “LLIT.” On March 30, 2021, the closing price of our Class A common shares was $9.29 per share.

Investing in the Class A common shares involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 9, 2021

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC, using a “shelf” registration process. The Selling Shareholder named in this prospectus may resell, from time to time, in one or more offerings, the Resale Shares offered by this prospectus. We will not receive any of the proceeds from these sales of Resale Shares. The Selling Shareholder will bear all costs and fees related to underwriting discounts, selling commissions, transfer taxes and fees, if any. We will bear the expenses incurred in connection with the registration of the Resale Shares covered by this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not, and the Selling Shareholder has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell, nor is the Selling Shareholder seeking an offer to buy, the Resale Shares offered by this prospectus in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus or in any applicable prospectus supplement is accurate only as of the date on the front cover thereof or the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any sales of the Resale Shares offered hereby or thereby. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, the terms “we,” “our,” “us,” “our company,” and the “Company” in this prospectus each refer to Lianluo Smart Limited and its consolidated subsidiaries.

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FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates forward-looking statements within the meaning of section 27A of the Securities Act and section 21E of the Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are management’s beliefs and assumptions. In addition, other written or oral statements that constitute forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate and statements may be made by or on our behalf. Words such as “should,” “could,” “may,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, in the “Risk Factors” section and may update our descriptions of such risks, uncertainties and assumptions in any prospectus supplement. We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, financial results, product and service development, competitive strengths, intellectual property rights, litigation, mergers and acquisitions, market acceptance or continued acceptance of our products, accounting estimates, financing activities, ongoing contractual obligations and sales efforts. Except as required under the federal securities laws, the rules and regulations of the SEC, stock exchange rules, and other applicable laws, regulations and rules, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Class A common shares, you should carefully read the entire prospectus, including our financial statements and the related notes incorporated by reference into this prospectus. Unless otherwise stated, all references to “us,” “our,” “we,” the “Company,” the “group” and similar designations refer to Lianluo Smart Limited, a British Virgin Islands exempted company with limited liability, and its subsidiaries.

Business Overview

We currently focus on the marketing and sale of our sleep respiratory analysis system and certain other medical devices.

Our Company’s business of product sales is divided into two parts: (i) medical products; and (ii) mobile medicine, primarily wearable sleep respiratory solution for Obstructive Sleep Apnea Syndrome, or OSAS. For the years ended December 31, 2020, 2019 and 2018, our total revenues from product sales from continuing operations amounted to approximately $0.32 million, $0.21 million, and $0.34 million, respectively.

Since fiscal 2018, we have been providing examination services to hospitals and medical centers through our developed medical wearable devices. Doctors are able to refer to examination results provided by the device in making diagnoses regarding OSAS. We focused on the promotion of sleep respiratory solutions and service in public hospitals. We have also established cooperation with a number of medical check-up centers in China, such as Meinian Hospital, Ciming Hospital, to reach and serve their clients. The spread of COVID-19 has caused all hospitals and check-up centers that we have business relationships with to suspend business in February 2020 and, as a result, restricted our rendering of service. Since March 2020, these hospitals and check-up centers have gradually resumed operations and our service has been gradually recovering as well.

The COVID-19 pandemic has a relatively limited impact on our results of operations for the fiscal year ended December 31, 2020. Our total revenue decreased by 6% from approximately $0.38 million for the year ended December 31, 2019 to approximately $0.36 million for the year ended December 31, 2020, mainly due to a decrease of approximately $0.14 million in service revenue from the provision of OSAS diagnostic services, as COVID-19 caused patient users to decrease in the hospitals and medicals centers we cooperate with, partially offset by an increase in product sales of $0.11 million.

History and Development of the Company

We were incorporated as an international business company under the International Business Companies Act, 1984, in the BVI on July 22, 2003 under the name “De-Haier Medical Systems Limited”. We changed our name to “Dehaier Medical Systems Limited” on June 3, 2005, and to “Lianluo Smart Limited” on November 21, 2016. As a holding company, we do not directly conduct business and instead relies on Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd., our wholly owned subsidiary, or Lianluo Connection, and prior to August 2020, Beijing Dehaier Medical Technology Company Limited, our former wholly owned subsidiary, or Beijing Dehaier, to operate in China.

On April 28, 2016, we entered into a definitive securities purchase agreement with Hangzhou Lianluo Interactive Information Technology Co., Ltd., or Hangzhou Lianluo, to sell 1,388,888 of our common shares to Hangzhou Lianluo for an aggregate purchase price of $20 million. The purchase price was $14.4 per share, which represented a 35% premium to the closing price of our common shares of $10.64 on April 27, 2016. We completed our first closing under the securities purchase agreement on June 2, 2016, pursuant to which we sold 77,551 common shares for an aggregate purchase price of $1,116,744. On June 28, 2016, we entered into amendment no. 1 to the securities purchase agreement to extend the closing date from June 30, 2016 to September 30, 2016. On August 18, 2016, we completed the sale of an aggregate of $20 million of our common shares and warrants to purchase common shares.

On June 8, 2017, the Company held the annual general meeting to approve the Company’s amended and restated memorandum and articles of association in order that the Company’s authorized shares be re-classified and re-designated into 50,000,000 common shares of par value of $0.002731, of which 37,888,889 were designated as Class A common shares of par value of $0.002731 each and 12,111,111 were designated as Class B common shares of par value of $0.002731 each.

On February 14, 2020, we consummated a registered direct offering of 323,750 Class A common shares and a concurrent private placement of warrants to purchase up to 323,750 Class A common shares with certain accredited investors. The purchase price per Class A common share in the registered direct offering was $6.8. The warrants sold in the concurrent private placement are exercisable for a period of five and one-half years upon issuance, at an initial exercise price of $6.8 per share, which was thereafter adjusted to $4.9912, subject to full ratchet anti-dilution protection. On February 25, 2020, we consummated a second registered direct offering of 437,500 Class A common shares and a concurrent private placement of warrants to purchase up to 437,500 Class A common shares with the same accredited investors. The purchase price per Class A common share in the second registered direct offering was $5.6. The warrants sold in the second concurrent private placement are exercisable for a period of five and one-half years upon issuance, at an initial exercise price of $5.6 per share, subject to full ratchet anti-dilution protection. On March 2, 2020, we consummated a third registered direct offering of 612,500 Class A common shares and a concurrent private placement of warrants to purchase up to 612,500 Class A common shares with the same accredited investors. The purchase price per Class A common share in this registered direct offering was $5.6 per share. The warrants sold in the third concurrent private placement are exercisable for a period of five and one-half years upon issuance, at an initial exercise price of $5.6 per share, subject to full ratchet anti-dilution protection.

On August 13, 2020, Lianluo Connection entered into a share transfer agreement with China Mine United Investment Group Co., Ltd., or China Mine, pursuant to which Lianluo Connection transferred its 100% equity interests in Beijing Dehaier to China Mine for cash consideration of RMB 0. In exchange for all of the equity interests in Beijing Dehaier, China Mine agreed to assume all liabilities of Beijing Dehaier. The board of directors of the Company approved the transaction after it received a written opinion rendered by The Benchmark Company, LLC, or Benchmark, the independent financial advisor to the board, to the effect that, as of the date of such opinion, the consideration to be received by the Company in the sale of Beijing Dehaier is fair to the Company’s shareholders from a financial point of view.

As a result of the transfer of Beijing Dehaier on August 13, 2020, the Company has one operating subsidiary, Lianluo Connection, which is wholly owned by the Company.

On October 21, 2020, we amended and restated our memorandum and articles of association to complete a share combination of our common shares at a ratio of one-for-eight, which decreased our outstanding Class A common shares from 17,685,475 shares to 2,210,683 shares and our outstanding Class B common shares from 11,111,111 shares to 1,388,888 shares. This share combination also decreased our authorized shares to 6,250,000 common shares of par value of $0.021848 each, of which 4,736,111 are designated as Class A common shares, or Class A Common Shares and 1,513,889 are designated as Class B common shares, or Class B Common Shares. Accordingly, except for the information related to reclassification of our common shares approved by the shareholders on June 8, 2017 as set forth above in this section “—History and Development of the Company” or as otherwise indicated, all share and per share information contained in this prospectus has been restated to retroactively show the effect of this share combination.

On October 23, 2020, we entered into an agreement and plan of merger, or the Merger Agreement, with Lightning Delaware Sub, Inc., our wholly owned subsidiary, or Merger Sub, and Newegg Inc., a Delaware corporation, or Newegg, whereby Merger Sub will merge with and into Newegg, with Newegg continuing as the surviving corporation and a wholly owned subsidiary of the Company. Under the Merger Agreement, at the effective time of the merger, each share of the capital stock of Newegg issued and outstanding immediately prior to the effective time of merger (other than treasury shares and any shares of Newegg capital stock held directly by us or Merger Sub) will be converted into the right to receive 5.8417 common shares of the Company and, if applicable, cash in lieu of fractional shares. Based on the closing price of $3.28 on October 23, 2020, the last trading day before the public announcement of the signing of the Merger Agreement, the implied aggregate value of the merger consideration is approximately $1.19 billion. The actual valuation of the merger consideration could differ significantly from the estimated amount due to movements in the price of our Class A Common Shares, the number of shares of Newegg capital stock outstanding on the closing date of the Merger and other factors. The closing of the merger is subject to customary conditions, including regulatory approval and approval by our shareholders.

On October 23, 2020, we also entered into an equity transfer agreement, or the Disposition Agreement, with Beijing Fenjin Times Technology Development Co., Ltd., or Beijing Fenjin, and Lianluo Connection, pursuant to which Beijing Fenjin will acquire 100% of the equity interests in Lianluo Connection for RMB0 immediately following completion of the merger. In exchange for all of the equity interests in Lianluo Connection, Beijing Fenjin agreed to contribute RMB87.784 million to Lianluo Connection’s registered capital by September 23, 2023 in accordance with the articles of association of Lianluo Connection. In addition, as an inducement for Beijing Fenjin entering into the Disposition Agreement, we agreed to convert indebtedness in the aggregate amount of $11,255,188.47 that Lianluo Connection owes to us into additional paid-in capital of Lianluo Connection immediately prior to the closing of the disposition.

Concurrent with the closing of the merger and disposition described above, or collectively, the Restructure, the Company will conduct a public offering of its common shares with expected gross proceeds of approximately $30 million, or such other amount necessary to meet NASDAQ’s initial listing requirements for the shares of the post-Merger entity, or the Financing. The consummation of the Restructure and the Financing are contingent on the closing of each other transaction and certain customary approvals and conditions.

On October 26, 2020, we filed a registration statement on Form F-4 with the SEC to seek our shareholders’ approval of the Restructure as well as other related proposals including the elimination of our dual class share structure, an increase of the authorized shares, share combination, name change, and amendment of our memorandum and articles of association. Once the Form F-4 has been declared effective by the SEC, we intend to set a date for a special meeting for our shareholders to approve the proposals associated with the Restructure as well as other related proposals described above. Please see the Form F-4 for more information.

In late January 2021, the warrant holders exercised 1,255,000 of the warrants that were originally issued in February and March of 2020. This exercise resulted in the issuance of 1,255,000 Class A Common Shares to these holders and aggregate cash proceeds to the Company of $6.8 million. As of the date of this prospectus, warrants to purchase 118,750 Class A Common Shares remained outstanding.

The purpose of the registration statement of which this prospectus is a part is to register for resale of the 118,0750 Class A Common Shares underlying the unexercised warrants.

Summary of Risk Factors

The risk factors described below are a summary of the principal risk factors associated with an investment in us. These are not the only risks we face. See “Risk Factors” below for additional information.

Risks Related to the Merger and Disposition

Risks and uncertainties related to the merger and disposition include, but are not limited to, the following:

●	The merger and disposition are subject to a number of conditions.

●	Certain of our director, executive officer and major shareholders have interests in the merger and disposition that are different from, and may potentially conflict with, our interests and the interests of our unaffiliated shareholders.

●	Failure to complete the merger and disposition could negatively impact our business, financial condition, results of operations or share price.

●	Following the merger, our business may suffer as a result of the lack of public company operating experience of new management.

●	The transition to becoming the subsidiary of a public company will require changes in the way that Newegg operates its business and incur additional expenses pertaining to SEC reporting obligations and SEC compliance matters, and our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

●	Newegg is not a publicly traded company, making it difficult to determine the fair market value of Newegg.

●	Our future results following the merger and disposition may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

●	NASDAQ may not list or continue to list our common shares on its exchange, which could prevent consummation of the merger or limit investors’ ability to make transactions in our shares. Consequently, we may be subject to additional trading restrictions.

●	A majority of Newegg’s capital shares are, and upon completion of the merger, a majority of our common shares will be, pledged as collateral to support delinquent indebtedness of our parent company and could be sold to satisfy that indebtedness.

Risks Related to the Business of the Company

The Company is subject to risks and uncertainties related to its business, including, but not limited to, the following:

●	Our business is seasonal and revenues and operating results could fall below investor expectations during certain periods, which could cause the trading price of our common shares to decline.

●	We sell our products primarily to distributors, and our technical services are provided to hospitals and check-up centers; our ability to add distributors, hospitals and check-up centers will impact our revenue growth. Failure to maintain or expand our distribution network and network of hospitals and check-up centers would materially and adversely affect our business.

●	We generate a significant portion of our revenues from a small number of products, and a reduction in demand for any of these products could materially and adversely affect our financial condition and results of operations.

Risks Relating to Doing Business in China

We face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:

●	Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

●	Currently, there are no specific laws or regulations applicable to wearable medical products in China, which are instead subject to general laws applicable to medical products. If there are applicable government regulations in the future, it may create risks and challenges with respect to our compliance efforts and our business strategies.

●	Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

In addition to the risks described above, we are subject to general risks and uncertainties related to our common shares, including, but not limited to, the following:

●	If we fail to maintain compliance with NASDAQ Listing Rules, we may be delisted from the NASDAQ Capital Market, which would result in a limited public market for trading our shares and make obtaining future debt or equity financing more difficult for us.

●	The trading price of the Class A Common Shares is likely to be volatile and could fluctuate widely due to multiple factors, some of which are beyond our control.

●	We are a “controlled company” within the meaning of the NASDAQ rules and, as a result, qualify for exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

●	As a company incorporated in the BVI, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NASDAQ corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the NASDAQ’s corporate governance listing standards.

●	We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Corporate Information

Our principal executive offices are located at Room 1003B, 10th Floor, Beikong Technology Building, No. 10 Baifuquan Road, Changping District, Beijing 102200, People’s Republic of China, and our phone number is (+86) 10-89788107.

Transfer Agent

The transfer agent for the Company’s Class A Common Shares is Computershare Limited, Meidinger Tower, 462 S. 4th Street, Suite 1600, Louisville, KY 40202, telephone: 800 962 4284.

THE OFFERING

Class A Common Shares offered by Selling Shareholder	118,750 Class A Common Shares underlying the warrants.

Selling Stockholder	All of the Resale Shares are being offered by the Selling Shareholder named herein. See “Selling Shareholder” on page 12 of this prospectus for more information.

Use of Proceeds	We will not receive any proceeds from the sale of the Resale Shares in this offering. However, we will receive proceeds from the exercise of the warrants if the warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. See “Use of Proceeds” beginning on page 7 of this prospectus for additional information.

Plan of Distribution

The Selling Shareholder named in this prospectus, may sell all or a portion of the Resale Shares held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Resale Shares are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The Resale Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices.

See “Plan of Distribution” beginning on page 13 of this prospectus for additional information on the methods of sale that may be used by the Selling Shareholder.

Risk Factors	Investing in our Class A Common Shares involves a high degree of risk. You should carefully read and consider the information beginning on page 6 of this prospectus set forth under the heading “Risk Factors” and all other information set forth in this prospectus, and the documents incorporated herein and therein by reference before deciding to invest in our Class A Common Shares.

Nasdaq Capital Market symbol	LLIT

RISK FACTORS

Any investment in our securities involves a high degree of risk. Before you decide to invest in our securities, you should consider carefully the risks described below as well as the risks described in the section captioned “Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2020, and as updated by any document that we subsequently file with the SEC that is incorporated by reference in this prospectus, together with other information in this prospectus and the information and documents incorporated by reference in this prospectus. These risks and uncertainties described below and in these sections and documents are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of such risks actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our Class A Common Shares to decline and you may lose all or part of your investment.

RISKS RELATED TO THIS OFFERING

If the COVID-19 pandemic is not effectively controlled in a short period of time, our business operation and financial condition in the long-term may be materially and adversely affected as a result of any slowdown in economic growth, operation disruptions or other factors that we cannot predict.

Our business has been adversely affected by the outbreak of coronavirus, or COVID-19. The World Health Organization labelled the COVID-19 outbreak a pandemic on March 11, 2020, after the disease spread globally. Given the high public health risks associated with the disease, governments around the world have imposed various degrees of travel and gathering restrictions and other quarantine measures. Businesses in China have scaled back or suspended operations since the outbreak in December 2019. The COVID-19 outbreak is currently having an indeterminable adverse impact on the global economy.

All of our operating subsidiaries are located in China. Substantially all of our employees and all of our customers and suppliers are located in China. From January to February 2020, our service revenue plunged, as the number of patient users decreased sharply; and our revenue from the sale of products also dropped, because our distributors and sales personnel were trapped at home and our contract manufacturers shut down production during this period. Constrained by the epidemic, management and employees have been working from home to mitigate the impacts of operation disruptions caused by COVID-19. As of the date of this prospectus, we have resumed operations but at below normal levels. Medical check-up centers and hospitals in China that we have business relationships with have partially resumed operations since March 2020, including the medical check-up centers in Wuhan that focus on physical examinations. In addition, while our supply chains currently are not affected, it is unknown whether or how they may be affected if the pandemic persists for an extended period. Although the COVID-19 pandemic has a relatively limited adverse impact on our operating results for the fiscal year of 2020 as compared with the fiscal year of 2019, it may materially adversely impact our future results of operations, depending on COVID-19’s further developments and actions taken to contain it.

In addition, fears of the economic impacts of COVID-19 have sparked share prices to fluctuate significantly recently. The volatility of share prices and across-the-market selloff may depress our share price, and moreover, adversely affect our ability to obtain equity or debt financings from the financial market.

Given the uncertainty of the outbreak, the spread of COVID-19 may be prolonged and worsened, and we may be forced to further scale back or even suspend our operations. As COVID-19 spreads outside China, the global economy is suffering a noticeable slowdown. If this outbreak persists, commercial activities throughout the world could be curtailed with decreased consumer spending, business operation disruptions, interrupted supply chain, difficulties in travel, and reduced workforces. The duration and intensity of disruptions resulting from COVID-19 outbreak is uncertain. It is unclear as to when the outbreak will be contained, and we also cannot predict if the impact will be short-lived or long-lasting. The extent to which outbreak impacts our financial results will depend on its future developments. If the outbreak of COVID-19 is not effectively controlled in a short period of time, our business operation and financial condition may be materially and adversely affected as a result of any slowdown in economic growth, operation disruptions or other factors that we cannot predict.

The sale of a substantial amount of our Class A Common Shares, including resale of the Resale Shares issuable upon the exercise of the warrants held by the Selling Shareholder in the public market could adversely affect the prevailing market price of our Class A Common Shares.

We are registering for resale 118,750 Class A Common Shares issuable upon the exercise of warrants held by the Selling Shareholder. Sales of substantial amounts of our Class A Common Shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our Class A Common Shares, and the market value of our other securities. We cannot predict if and when the Selling Shareholder may sell such shares in the public markets. Furthermore, in the future, we may issue additional common shares or other equity or debt securities convertible into common shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Resale Shares by the Selling Shareholder pursuant to this prospectus. All proceeds from the sale of the Resale Shares will be for the account of the Selling Shareholder.

We will receive proceeds from the cash exercise of the warrants which, if exercised in cash with respect to all of the 118,750 Class A Common Shares underlying these warrants at the exercise price of $5.60 per share, would result in gross proceeds of approximately $0.67 million to us. We will use any proceeds received by us from the cash exercise of the warrants for general corporate purposes.

We cannot predict when or if any of the warrants will be exercised, and it is possible that the warrants may expire and never be exercised. In addition, the warrants are exercisable on a cashless basis if, following the six-month anniversary of the initial warrant issue date, at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of the Class A Common Shares for which the warrants are exercisable. As a result, we may never receive meaningful, or any, cash proceeds from the cash exercise of the warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

DESCRIPTION OF SHARE CAPITAL

The following describes our share capital, summarizes the material provisions of our amended and restated memorandum and articles of association, which is based upon, and is qualified by reference to, our amended and restated memorandum and articles of association. This summary does not purport to be a summary of all of the provisions of our amended and restated memorandum and articles of association. You should read our amended and restated memorandum and articles of association which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

We are a British Virgin Islands exempted company with limited liability and our affairs are governed by our Amended and Restated Memorandum and Articles of Association, the BVI Business Companies Act, 2004 (as amended) (the “Act”), our corporate governance documents and rules and regulations of the stock exchange on which our Class A Common Shares are traded.

Our Memorandum and Articles authorize the issuance of 6,250,000 common shares divided into 4,736,111 Class A Common Shares, $$0.021848 par value per share, and 1,513,889 Class B Common Shares, $0.021848 par value per share. As of the date of this prospectus, there are 3,465,683 Class A Common Shares issued and outstanding and 1,388,888 Class B Common Shares issued and outstanding. All shares are fully paid. We do not have any preferred shares outstanding.

Rights and Obligations of Shareholders

Each of Class A Common Shares and Class B Common Shares confers on its holder:

●	the right to vote;

●	the right to an equal share in any dividend paid by the Company in accordance with the Act; and

●	the right to an equal share in the distribution of the surplus of the Company.

Voting Rights. Holders of Class A Common Shares and Class B Common Shares shall at all times vote together as one class on all resolutions submitted to a vote by the shareholders. Each Class A Common Share is entitled to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B Common Share is entitled to ten (10) votes on all matters subject to vote at general meetings of the Company.

Conversion. Each Class B Common Share is convertible into one (1) Class A Common Share at any time by the holder thereof. The right to convert is exercisable by the holder of Class B Common Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Common Shares into Class A Common Shares.

In addition, the number of Class B Common Shares held by a holder thereof will be automatically and immediately converted into an equal and corresponding number of Class A Common Shares upon any direct or indirect sale, transfer, assignment or disposition of such number of Class B Common Shares by the holder thereof or an affiliate of such holder or the direct or indirect transfer or assignment of the voting power attached to such number of Class B Common Shares through voting proxy or otherwise to any person or entity that is not an affiliate of such holder. The creation of any pledge, charge, encumbrance or other third party right of whatever description on any of Class B Common Shares to secure contractual or legal obligations is not deemed as a sale, transfer, assignment or disposition unless and until any such pledge, charge, encumbrance or other third-party right is enforced and results in the third party holding directly or indirectly beneficial ownership or voting power through voting proxy or otherwise to the related Class B Common Shares, in which case all the related Class B Common Shares will be automatically converted into the same number of Class A Common Shares.

All Class B Common shares will be automatically converted into the same number of Class A Common Shares as soon as the holder of Class B Common Shares beneficially owns less than 605,555 Class B Common Shares. Any conversion of Class B Common Shares into Class A Common Shares will be effected by means of the re-designation of each relevant Class B Common Share as a Class A Common Share. On the other hand, Class A Common Shares are not convertible into Class B Common Shares under any circumstances.

Other than the differences of voting rights and conversion rights as set out above, Class A Common Shares and Class B Common Shares rank pari passu and have the same rights, preferences, privileges and restrictions.

Dividends. The holders of shares are entitled to such dividends as may be declared by the directors of the Company at such time and of such an amount as the directors think fit if they are satisfied, on reasonable grounds, that immediately after the distribution, the value of Company assets exceeds the Company’s liabilities and the Company will be able to pay its debts as they fall due.

Pre-emptive rights. There are no pre-emptive rights applicable to the issue by the Company of new shares under either the Act or the Company’s memorandum and articles of association.

The Investor Warrants

As a result of the private placements that closed on February 14, 2020, February 25, 2020, and March 2, 2020, we issued to several investors warrants to purchase 1,373,750 of our Class A Common Shares. In late January 2021, 1,255,000 of these warrants were exercised resulting in aggregate cash proceeds to the Company of $6.8 million and leaving 118,750 warrants that remain outstanding. The features of these investor warrants are discussed below:

Exercise Price. The unexercised investor warrants have an exercise price of $5.60 per share.

Exercise Price Adjustment. The exercise price of the investor warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Class A Common Shares and also upon any distributions of assets, including cash, stock or other property to our shareholder. The investor warrants also contain full ratchet anti-dilution protection upon the issuance or sale or the announcement of any offer, sale of other disposition of any Class A Common Shares or securities convertible into Class A Common Shares for consideration per share that is less than the then-existing exercise price of the investor warrants, with certain exceptions and limits.

Exercisability. The outstanding investor warrants are exercisable for a period of five and one-half years commencing on March 2, 2020 and expiring on September 2, 2025. The investor warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of Class A Common Shares underlying the investor warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of Class A Common Shares purchased upon such exercise. If a registration statement registering the issuance of the Class A Common Shares underlying the investor warrants under the Securities Act is not effective or available, at any time after the six-month anniversary of the warrant issue date, the holder may, in its sole discretion, elect to exercise the investor warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of Class A Common Shares determined according to the formula set forth in the warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the investor warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our Class A Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. Any holder may increase or decrease such percentage, but in no event may such percentage be increased to more than 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exchange Listing. There is no established trading market for the investor warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the investor warrants on any national securities exchange or other trading market.

Participation Rights. If at any time we grant, issue or sell any Class A Common Share equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any Class A Common Shares, the holder of the investor warrants will be entitled to acquire, upon the terms applicable to such rights, subject to the beneficial ownership limitations, the aggregate amount of securities which the holder of the investor warrants could have acquired if the holder had held the number of Class A Common Shares acquirable upon complete exercise of the investor warrants.

Fundamental Transactions. If (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation of the Company with or into another person, (ii) we, directly or indirectly, effect any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of our Class A Common Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Class A Common Shares, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of our Class A Common Shares or any compulsory share exchange pursuant to which our Class A common shares are effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding Class A Common Shares (not including any Class A Common Shares held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each referred to as a fundamental transaction), then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the investor warrants with the same effect as if such successor entity had been named in the investor warrant itself. If holders of our Class A Common Shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder of investor warrants shall be given the same choice as to the consideration it receives upon any exercise of the investor warrants following such fundamental transaction. In addition, the successor entity, at the request of the holders of investor warrants, will be obligated to purchase any unexercised portion of the investor warrants in accordance with the terms of such warrants.

Dividends. If, at any time while the investor warrants are outstanding, we declare or make any dividend or other distribution of our assets (or rights to acquire our assets) to holders of our Class A Common Shares, by way of return of capital or otherwise, then each holder of investor warrants shall be entitled to participate in such distribution, subject to the beneficial ownership limitations, to the same extent that the holder would have participated therein if the holder had held the number of Class A Common Shares acquirable upon complete exercise of the investor warrants immediately prior to the record date for such distribution..

Rights as a Shareholder. Except as otherwise provided in the investor warrants or by virtue of such holder’s ownership of our Class A Common Shares, the holder of investor warrants will not have the rights or privileges of a holder of our Class A Common Shares, including any voting rights, until the holder exercises the warrant.

The Class B Warrants

On August 18, 2016, the Company closed the sale of warrants to purchase 125,000 of our Class B Common Shares to Hangzhou Lianluo pursuant to the terms of a certain securities purchase agreement. These warrants are exercisable at any time for an exercise price of $17.60 per share, with no expiration date.

Memorandum and Articles of Association

We are registered in the BVI and have been assigned company number 553525 in the register of companies. Our registered office is at the offices of Vistra (BVI) Limited, of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

Objects of the Company

Under our Amended and Restated Memorandum and Articles of Association, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by BVI law.

Amendment

Section 12.1 of our Amended and Restated Memorandum and Articles of Association provides that the Company may amend the memorandum of association or articles of association by resolution of shareholders or by resolution of directors, provided that no amendment may be made by resolution of directors: (a) to restrict the rights or powers of the shareholders to amend the memorandum of association or the articles of association; (b) to change the percentage of shareholders required to pass a resolution of shareholders to amend the memorandum of association or the articles of association; (c) in circumstances where the memorandum of association or the articles of association cannot be amended by the shareholders; and (d) provided that the directors may not amend certain sections of the amended and restated memorandum and articles of association that would negatively affect existing shareholders.

Limitations on Right to Own Shares

British Virgin Islands law and our Amended and Restated Memorandum and Articles of Association impose no limitations on the right of nonresident or foreign owners to hold or vote our securities. There are no provisions in the Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Anti-Takeover Provisions

Some provisions of our Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that limit the ability of shareholders to requisition and convene general meetings of shareholders. Our Amended and Restated Memorandum and Articles of Association allow our shareholders holding shares representing in aggregate at least thirty percent (30%) of our voting shares to requisition a special meeting of shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting.

However, under BVI law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of the Company.

Register of Members

The Company is required to keep a register of members containing (i) the names and addresses of the shareholders, (ii) the number of each class and series of shares held by each shareholder, (iii) the date on which the name of each shareholder was entered in the register of members, and (iv) the date on which any person ceased to be a shareholder. A share is deemed to be issued when the name of the shareholder is entered in the register of members and the entry of the name of a person in the register of members as a holder of a share is prima facie evidence that legal title in the share vests in that person.

Variation of Rights of Shareholders

If at any time the shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class.

Meetings

Any action required or permitted to be taken by the shareholders may be effected at a duly called annual or special meeting of the shareholders entitled to vote on such action. An action that may be taken by the shareholders at a meeting (other than the election of directors) may also be taken by a resolution of shareholders consented to in writing, without the need for any notice, but if any resolution of shareholders is adopted otherwise than by the unanimous written consent of all shareholders, a copy of such resolution shall forthwith be sent to all shareholders not consenting to such resolution. All meetings of shareholders (whether annual or special) will be held on such dates and at such places as may be fixed from time to time by the directors. The Company is not required to hold an annual general meeting in any calendar year. However, where so determined by the directors of the Company, an annual general meeting shall be held once in each calendar year at such date and time as may be determined by the directors of the Company.

At any meeting of shareholders, a quorum will be present if there are one or more shareholders present in person or by proxy representing not less than one third of the issued shares entitled to vote on the resolutions to be considered at the meeting. The shareholders present at a duly called or held meeting of shareholders at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

A shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder. A shareholder will be deemed to be present at the meeting if he participates by telephone or other electronic means and all shareholders participating in the meeting are able to hear each other.

Transfer of Shares

Subject to the restrictions and conditions in the amended and restated memorandum and articles of association, any shareholder may transfer all or any of his or her shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. The transfer of a share is effective when the name of the transferee is entered on the register of members of the Company.

Redemption of Shares

The Company may purchase, redeem or otherwise acquire any of its own shares for such consideration as the directors of the Company may determine if the directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due. Shares that the Company purchases, redeems or otherwise acquires may be cancelled or held as treasury shares except to the extent that such shares are in excess of 50% of the issued shares in which case they shall be cancelled to the extent of such excess but they shall be available for reissue.

A copy of our Amended and Restated Memorandum and Articles of Association was filed with the SEC as Exhibit 99.1 to the Report of Foreign Private Issuer on Form 6-K furnished by the Company on October 23, 2020.

SELLING SHAREHOLDER

 The Selling Shareholder may from time to time offer and sell any or all of the Resale Shares set forth below pursuant to this prospectus. When we refer to “Selling Shareholder” in this prospectus, we mean the person listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors, and others who later come to hold any of the Selling Shareholder’s interests in the Resale Shares other than through a public sale.

The Selling Shareholder acquired the warrants pursuant to which the Resale Shares offered hereby are issuable as described in “Prospectus Summary – History and Development of the Company” above.

We have registered the resale of the Resale Shares included in this prospectus in order to permit such Selling Shareholder to offer the Resale Shares for resale from time to time. In accordance with the Securities Purchase Agreement, this prospectus covers the resale of the maximum number of Class A Common Shares issuable upon exercise of the warrants held by the Selling Shareholder. Because the Class A Common Shares issuable upon the exercise of our warrants are subject to adjustments under certain circumstances and permit, in certain circumstances, “cashless” exercise, the number of shares that will actually be issuable upon any exercise thereof may be different from the number of shares being offered by this prospectus. See the disclosures under “Description of Share Capital – The Investor Warrants” elsewhere in this prospectus.

The following table sets forth, as of the date of this prospectus:

●	the name of the Selling Shareholder;

●	the number of our Class A Common Shares that the Selling Shareholder beneficially owned prior to the offering under this prospectus;

●	the maximum number of our Class A Common Shares that may be offered for resale for the account of the Selling Shareholder under this prospectus; and

●	the number and percentage of our Class A Common Shares to be beneficially owned by the Selling Shareholder after the offering (assuming all of the Resale Shares are sold by the Selling Shareholder), which percentage is based on 3,465,683 Class A Common Shares outstanding as of the date hereof.

The Selling Shareholder is not a broker dealer or an affiliate of a broker dealer. In addition, the Selling Shareholder does not have any agreement or understanding to distribute any of the Resale Shares being registered.

The Selling Shareholder may offer for sale all or part of the Resale Shares from time to time. The Selling Shareholder is under no obligation, however, to sell any of the Resale Shares pursuant to this prospectus.

Name of Selling Shareholder	Class A Common Shares Beneficially Owned Prior to Offering(1)	Percentage Ownership Prior to Offering(2)	Maximum Number of Class A Common Shares (Underlying Warrants) to be Sold(4)	Number of Class A Common Shares Owned After Offering(5)	Percentage Ownership of After Offering
Sabby Volatility Warrant Master Fund, Ltd.(5)	118,750	3.31%	118,750	0	*

*	Less than 1%

(1)	Includes all Class A Common Shares held outright and Resale Shares underlying all warrants, whether or not registered hereby, and whether or not they may be exercised due to beneficial ownership limitations on exercise discussed in footnote 2 below.

(2)	Based on 3,465,683 Class A Common Shares outstanding as of March 31, 2021. Under the terms of the warrants covered by this prospectus, the Selling Shareholder may not exercise the warrants to the extent that such selling shareholder, together with its affiliates, would beneficially own, after such exercise, more than 4.99% of the Class A Common Shares then outstanding, subject to the right of the Selling Shareholder to increase or decrease such beneficial ownership limitation upon notice to the Company, provided that such limitation cannot exceed 9.99%, and that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered. Aa result, the Class A Common Shares that would be received upon the exercise of the warrants, if such exercise would result in the holder owning greater than the above beneficial ownership limitations, are not included for purposes of calculating these percentages.

(3)	Sabby Management, LLC, the investment manager of Sabby Volatility Warrant Master Fund, Ltd., and Hal Mintz, manager of Sabby Management, LLC, may be deemed to share voting and dispositive power with respect to these securities. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The principal business address of Sabby Volatility Warrant Master Fund, Ltd. is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. The principal business address of Sabby Management, LLC is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(4)	Represents the maximum number of Resale Shares that may be offered based on the assumption that all of the outstanding warrants held by the Selling Shareholder will be exercised for cash, irrespective of beneficial ownership limitations on exercise in footnote 2 above.

(5)	Represents the number of Resale Shares that will be beneficially owned, irrespective of limitations on exercise discussed in footnote 2 above, by the Selling Shareholder after this Offering. The number is based on the assumption that (i) all of the Resale Shares will be sold following the exercise of the warrants covered by this prospectus, and (ii) no other Class A Common Shares will be sold or acquired by the Selling Shareholder before completion of this offering.

PLAN OF DISTRIBUTION

We are registering the Class A Common Shares underlying the warrants held by the Selling Shareholder covered by this prospectus to permit the resale of those securities from time to time after the date of this prospectus.

The Selling Shareholder, which as used herein includes the pledgees, donees, permitted transferees, assignees, successors, and others who later come to hold the Selling Shareholder’s interests in the Resale Shares other than through a public sale, may, from time to time, sell, transfer, or otherwise dispose of any or all of the Resale Shares or interests in such securities on any stock exchange, market, or trading facility on which the securities are traded, or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholder may use any one or more of the following methods when selling Resale Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

●	block trades in which the broker-dealer will attempt to sell the Class A Common Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that this registration statement is declared effective by the SEC;

●	in transactions through broker-dealers who may agree with the Selling Shareholder to sell a specified number of such Resale Shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell Resale Shares under Rule 144 under the Securities Act, if all of the applicable conditions in Rule 144 are satisfied at the time of the proposed sale, rather than under this prospectus.

In connection with the sale of the Resale Shares or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Resale Shares in the course of hedging the positions they assume. The Selling Shareholder may also sell the Resale Shares short and deliver these securities to close out short positions, or loan or pledge the Resale Shares to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Resale Shares offered by this prospectus, which Resale Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated. The Selling Shareholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Shareholder may from time to time pledge or grant a security interest in some or all of the Resale Shares owned by them and, if they default in the performance of their secured obligations, the amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act will be filed amending the list of Selling Shareholder to include the pledgee, transferee or other successors in interest as Selling Shareholder under this prospectus and the pledgees or secured parties may offer and sell Resale Shares from time to time under the supplement or amendment to this prospectus.

The Selling Shareholder also may transfer the Resale Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholder and any broker-dealers or agents that are involved in selling the Resale Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Resale Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Resale Shares will be paid by the Selling Shareholder and/or the purchasers.

FINRA Rule 5110 requires FINRA member firms (unless an exemption applies) to satisfy the filing requirements of Rule 5110 in connection with the resale, on behalf of the Selling Shareholder, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a Selling Shareholder intends to sell any of the Shares registered for resale in this prospectus through a member of FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

●	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

●	the complete details of how the Selling Shareholder’s Resale Shares are and will be held, including location of the particular accounts;

●	whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the Selling Shareholder, including details regarding any such transactions; and

●	in the event any of the securities offered by the Selling Shareholder are sold, transferred, assigned or hypothecated by the Selling Shareholder in a transaction that directly or indirectly involves a member firm of FINRA or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of FINRA for review.

If the Selling Shareholder uses this prospectus for any sale of the Resale Shares, it will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the Selling Shareholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act). The Selling Shareholder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to the Selling Shareholder in connection with resales of Resale Shares under this registration statement.

In order to comply with the securities laws of certain states, if applicable, the Resale Shares of the Selling Shareholder may be sold only through registered or licensed brokers or dealers. In addition, in certain states, such Resale Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

We are required to pay all fees and expenses incident to the registration of the Resale Shares, but the Company will not receive any proceeds from the sale of the Resale Shares. The Company has agreed to indemnify the Selling Shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our Class A Common Shares and activities of the Selling Shareholder.

We have advised the Selling Shareholder that, while they are engaged in a distribution of the Resale Shares included in this prospectus, they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholder, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding, purchasing or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Resale Shares offered by this prospectus.

We have agreed to keep this prospectus effective until the Selling Shareholder does not own any Resale Shares.

EXPENSES OF THIS OFFERING

Set forth below is an itemization of our total expenses, which are expected to be incurred in connection with the offer and sale of the Class A Common Shares by us. With the exception of the SEC registration fee, all amounts are estimates.

Securities and Exchange Commission registration fee	$972.97
Legal fees and expenses	$9,600.00
Accounting fees and expenses	$10,000.00
Miscellaneous	$2,125.00
Total	$22,697.97

LEGAL MATTERS

The validity of the Class A Common Shares being offered by this prospectus and other legal matters concerning the Resale Shares relating to British Virgin Islands law will be passed upon for us by Conyers Dill & Pearman.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the BVI as an exempted company with limited liability because of certain benefits associated with being a BVI corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the BVI has a less developed body of securities laws that provides significantly less protection to investors as compared to the securities laws of the United States. In addition, BVI companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located in the PRC. In addition, our directors and officers are residents of the PRC and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

The courts of the BVI would recognize as a valid judgment, a final and conclusive judgment in personam obtained in a competent federal or state court of the United States against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the BVI; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the BVI; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the BVI; and (f) there is due compliance with the correct procedures under the laws of the BVI.

EXPERTS

The consolidated financial statements of our Company as of and for the years ended December 31, 2020 and 2019 included in our Annual Report on Form 20-F for the year ended December 31, 2020 and incorporated by reference herein and in the registration statement, have been audited by BDO China Shu Lun Pan Certified Public Accountants LLP, an independent registered public accounting firm, as set forth in their report thereon, and incorporated by reference elsewhere herein. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as expert in auditing and accounting.

The consolidated financial statements of our Company for the year ended December 31, 2018 included in our Annual Report on Form 20-F for the year ended December 31, 2020 and incorporated by reference herein and in the registration statement, have been audited by Centurion ZD CPA & Co., an independent registered public accounting firm, as set forth in their report thereon, and incorporated by reference elsewhere herein. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as expert in auditing and accounting.

INDEMNIFICATION

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our amended and restated memorandum and articles of association, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC relating to the securities offered by this prospectus, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the Commission on March 31, 2021;

●	The description of our common shares set forth in Amendment No. 1 to our registration statement on Form 8-A/A filed with the SEC on February 6, 2020, including any amendment or report filed for the purpose of updating such description.; and

●	With respect to each offering of the securities under this prospectus, all subsequent reports on Form 20-F and any report on Form 6-K that so indicates it (or any applicable portions thereof) is being incorporated by reference that we file with or furnish to the SEC on or after the date hereof and until the termination or completion of the offering by means of this prospectus.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information contained in this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at:

Lianluo Smart Limited

Room 1003B, 10th Floor, BeiKong Technology Building

No. 10 Baifuquan Road, Changping District

Beijing 102200, People’s Republic of China

+ 86-10-89788107

Attention: Investor Relations